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Hanover Capital Mortgage Holdings, Inc.



November 10, 1998

Residential Funding Corporation

8400 Normandale Lake Boulevard, Suite 600

Minneapolis, MN 55437

Attention: Mr. Rod McGinniss

Re: Purchase Price and Terms Letter

Ladies and Gentleman:

Hanover Capital Mortgage Holdings, Inc. (the "Seller") hereby confirms its intent to sell and Residential Funding Corporation (the "Purchaser") hereby confirms its intent to purchase, without recourse (except as expressly agreed by the parties), certain residential 1-4 family mortgage loans as identified on Exhibit A attached hereto (the "Mortgage Loans"), on a servicing retained basis on the terms and conditions set forth below. The parties acknowledge and agree that consummation of the transactions contemplated herein shall be subject to further documentation in form and substance satisfactory to the parties hereto.

The sale of the Mortgage Loans shall be made pursuant to a purchase agreement (the "Purchase Agreement") which sets forth further the terms and provisions with respect to the sale and servicing of the Mortgage Loans. Ownership of the Mortgage Loans shall be evidenced by delivery of the Mortgage Loans as whole loans pursuant to the Purchase Agreement and Custody Agreement, each in form and substance satisfactory to the parties hereto.

1.   Term of this Commitment

The Mortgage Loans shall be purchased by the Purchaser and sold by the Seller on such date as shall be mutually agreed upon by the parties, which date shall be no later than November 10, 1998 (the "Closing Date").

2.   Aggregate Amount of Mortgage Loans

The aggregate outstanding principal balance as of the Cut-off Date (as defined below) of the Mortgage Loans shall be approximately $98,057,542 with a final reconciliation to be reflected on Exhibit 6 to the Purchase Agreement.

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3.   Purchase Price

The purchase price (the "Purchase Price") for the Mortgage Loans shall be 97.5% of the aggregate outstanding scheduled principal balance of the Mortgage Loans as of November 1, 1998 (the "Cut-off Date") (after application of payments due on the Mortgage Loans on or before the Cut-off Date, whether or not such payments were actually made), plus no more than thirty days accrued interest at the mortgage interest rate minus the applicable Servicing Fee Rate from the Cut-off Date through the day prior to the Closing Date, inclusive. The Purchase Price shall be paid to the Seller in immediately available federal funds by wire transfer on the Closing Date.

4.   Mandatory Repurchase

On or after the 90th day following the Closing Date (such 90th day, the "Termination Date"), with at least one business day's prior written notice to the Seller, the Purchaser shall have the right to require the Seller to repurchase all of the Remaining Mortgage Loans at a price equal to 98% of the aggregate outstanding scheduled principal balance of the Remaining Mortgage Loans as of the date of repurchase plus accrued and unpaid interest from the last scheduled due date up to but not including the date of repurchase (the "Repurchase Price"). For purposes hereof, "Remaining Mortgage Loans" shall mean the Mortgage Loans, as of any date of determination, not sold, paid in full or otherwise liquidated by the Purchaser.

5.   Optional Repurchase

On or prior to the Termination Date, with at least one business day's prior written notice to the Purchaser, the Seller shall have the right at any time to repurchase all of the Remaining Mortgage Loans from the Purchaser at the Repurchase Price. In addition, on or prior to the Termination Date, with at least one business day's prior written notice to the Purchaser, the Seller shall have the right to repurchase a portion of the Remaining Mortgage Loans with an aggregate outstanding principal balance of at least $10,000,000. Any such partial repurchase of the Remaining Mortgage Loans shall be subject, however, to the following conditions: (a) that the Mortgage Loans shall be repurchased by the Seller only if the Seller has secured a commitment for the purchase of such Mortgage Loans for a price equal to or in excess of the aggregate outstanding principal balance of such Mortgage Loans, and (b) that the Seller shall cause the buyer of such Mortgage Loans to deposit in the Reserve Fund (defined below) an amount equal to the excess of the Resale Price (defined below) with respect to such Mortgage Loans over the Repurchase Price. In the event however, that the Seller sells any portion of the Mortgage Loans it has repurchased for the purpose of resale to Household Bank f.s.b. ("Household") in accordance with the terms of the Mortgage Loan Sale Agreement by and between Household and Hanover Capital Partners, Ltd. ("Hanover Partners"), the Seller shall cause Household to wire such resale amount to the Reserve Fund. Within one business day following receipt of such funds into the Reserve Fund, the Purchaser shall remit to the Seller from the Reserve Fund the positive difference, if any, between the Resale Price and the aggregate outstanding principal balance of such Mortgage Loans.

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Any excess of the aggregate outstanding principal balance of such Mortgage Loans over the Repurchase Price shall remain in the Reserve Fund.

6.   Right of First Refusal

On or prior to the Termination Date, prior to entering any sale transaction with any third party counterparty (the "Offering Party") for the purchase of any portion of the Mortgage Loans at a price equal to, or greater than, the then aggregate outstanding principal balance of such portion of the Mortgage Loans (the "Offer Price"), the Purchaser shall, at the point in time at which the Purchaser first receives a bona fide purchase offer, first offer the Seller the right to purchase such Mortgage Loans at the Repurchase Price, in lieu of such sale by the Purchaser to the applicable Offering Party. Notwithstanding the foregoing, on or prior to the Termination Date, the Purchaser shall in no event agree to sell, or accept an offer to sell, the Mortgage Loans to an Offering Party at an Offer Price below the then aggregate outstanding principal balance of any or all of the Mortgage Loans.

7.   Reserve Fund; Profits and Losses; Resale Fee

Except as described in paragraph 5, if at any time while the Purchaser owns any Remaining Mortgage Loans, the Seller sells any portion of the Mortgage Loans it has repurchased pursuant to paragraphs 5 or 6 above for a price (the "Resale Price") equal to an amount which exceeds the Repurchase Price, the Seller shall cause the buyer of such Remaining Mortgage Loans to deposit the excess of the Resale Price over the Repurchase Price into a segregated account in the name of the Purchaser (the "Reserve Fund").

Following the Termination Date, in the event the Purchaser sells all Remaining Mortgage Loans to one or more parties (other than an affiliate of the Purchaser), the Purchaser shall determine its aggregate Sales Loss or Net Profit, as applicable, as follows. In the event that the Purchaser has realized a Sales Loss, then the Purchaser shall be entitled to receive from the Reserve Fund (to the extent that funds are available therein) an amount up to such Sales Loss (as defined below). For purposes hereof, the "Sales Loss" shall be an amount equal to the excess, if any of (a) the Repurchase Price for all Remaining Mortgage Loans over (b) the Resale Price for all Remaining Mortgage Loans derived by the Purchaser from any resale of all of the Remaining Mortgage Loans minus the Purchaser's reasonable out of pocket expenses incurred in connection with the resale. In the event that the Purchaser has realized a Net Profit, then the Purchaser shall be entitled to retain such Net Profit. For purposes hereof, "Net Profit" shall mean the excess, if any, of (i) the Resale Price for all Remaining Mortgage Loans minus the Purchaser's reasonable out of pocket expenses incurred in connection with the resale over (ii) the Repurchase Price for all Remaining Mortgage Loans. In the event that the Purchaser shall fail to resell all Remaining Mortgage Loans within 180 days following the Termination Date, then the Resale Price for such Remaining Mortgage Loans shall be deemed to be the Repurchase Price therefor, and the Purchaser shall promptly calculate any Sales Loss or Net Profit, as applicable in accordance with this paragraph.

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Notwithstanding and in addition to the foregoing, in the event that the Seller fails to repurchase the Remaining Mortgage Loans on or prior to the Termination Date, the Purchaser shall be entitled to receive from the Seller, within 2 business days following the Termination Date, a resale fee equal to $500,000 which shall constitute liquidated damages hereunder and which amount may be netted by the Purchaser from the Reserve Fund to the extent not paid by the Seller.

Subject to the preceding paragraphs herein, within two business days following the consummation of the sale (or deemed sale) of all Remaining Mortgage Loans by the Purchaser (including any resale back to the Seller as contemplated in paragraphs 4, 5 and 6 above) the Seller shall be entitled to receipt of all amounts then remaining in the Reserve Fund.

8.   Servicing

The Seller shall service the Mortgage Loans on a "scheduled/scheduled" basis in accordance with the Purchaser's Servicing Guide and shall cause any Subservicer (as defined below) to remit all amounts received on account of the Mortgage Loans directly to the Purchaser at an account designated by the Purchaser and shall cause a remittance report to be delivered to the Seller. Within 5 business days of receipt of any such remittance report, the Seller shall provide the Purchaser with an accounting of the excess over 98% of any amounts received on account of prepayments of principal, which amount shall be deposited into the Reserve Fund by the Purchaser within 2 business days of receipt of such accounting and instruction from the Seller. The Seller shall be entitled to contract with Fleet Mortgage Corp., f/k/a Fleet Real Estate Funding Corp. for the subservicing of the Mortgage Loans or any other subservicer expressly approved by the Purchaser which approval shall not be unreasonably withheld (each a "Subservicer").

The servicing fee with respect to the Mortgage Loans shall be paid by the Purchaser on a monthly basis at a rate per annum equal to (a) 0.25% of the aggregate outstanding principal balance of all Mortgage Loans which have a fixed mortgage interest rate, and (b) 0.375% of the aggregate outstanding principal balance of all Mortgage Loans which have an adjustable mortgage interest rate.

9.   Warrants

On or prior to the 30th day following the Closing Date, the Seller shall issue and deliver to the Purchaser warrants to purchase that number of shares of the Seller's common stock equal to 4.7454% of the number of shares of the Seller's common stock issued and outstanding on the date of the exercise of such warrants on a fully diluted basis; provided that those warrants identified on Exhibit B attached hereto shall be excluded from such calculation. Such warrants will be exercisable at a price equal to the closing price of the Seller's shares of common stock on the American Stock Exchange on the date hereof. The terms of such warrants shall be set forth in a Warrant Agreement and related Registration Rights Agreement between the Seller and the Purchaser and will include, but not be limited to, (i) an exercise period running for five years from the date of issuance

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during which the Purchaser may exercise the warrants in whole or in part, (ii)
registration rights with respect to the shares of the Seller's common stock to be issued upon exercise of the warrants, with the costs and expenses of any registration thereunder to be borne by the Seller and (iii) antidilution provisions mutually agreeable to the parties.

10.  Letter Agreement Terms

On or prior to the Termination Date, the Purchaser and the Seller shall enter into a letter agreement which shall set forth the following agreements:

a) Securitization

The Seller, Hanover Capital Mortgage Corporation, or any of the Seller's affiliates (each a "Hanover Entity"), shall retain and compensate Residential Funding Securities Corporation (the "Broker") (such compensation to be mutually agreed upon by applicable Hanover Entity and the Broker) as a co-lead underwriter in connection with the consummation of the greater of (i) two securitization transactions backed by residential mortgage loans (each a "Securitization Transaction"), or (ii) the number of Securitization Transactions that have in the aggregate a total par amount of residential mortgage loans of at least $500,000,000.

b) Commercial Loan Origination

For a period of two years from the Closing Date, prior to entering any sale transaction with any third party for the purchase by such third party of any commercial mortgage loans (the "Commercial Loans") originated or purchased by any Hanover Entity, such Hanover Entity shall, within one business day's notice prior to any such sale, first offer the Purchaser the right to purchase such Commercial Loans at the same purchase price and on the same terms and conditions as it would offer such third party, in lieu of such sale by such Hanover Entity to any third party. In the event that the Purchaser declines such offer, such Hanover Entity shall have no further obligation to the Purchaser with respect to such offered Commercial Loans.

c) Master Servicing

For a period of two years from the Closing Date, prior to entering into any agreement with any third party to act as master servicer on any loan securitization effected by any Hanover Entity, such Hanover Entity shall, within one business day's notice prior to entering such agreement, first offer such right to act as master servicer on any loan securitization effected by the Seller to the Purchaser on the same terms and conditions as it would offer such master servicing to such third party. In the event that the Purchaser declines such offer, such Hanover Entity shall have no further obligation to the Purchaser with respect to such master servicing offered with respect to the related loan securitization.

d) Due Diligence

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For a period of two years from the Closing Date, prior to entering into any agreement with any third party to undertake whole loan due diligence services for Portfolio Transactions or for Securitization Transactions in which the Broker is not undertaking the due diligence or is otherwise contracting with third parties for such due diligence services (the "Broker-Contracted Due Diligence"), the Purchaser or Broker, as applicable, shall, within one business day's notice prior to entering into any agreement, first offer such right to undertake such due diligence services to the Seller on the same terms and conditions as it would offer to such third party. In the event the Broker contracts with the Seller for due diligence services hereunder, the Seller shall not be permitted to bid on any Portfolio Transaction unless such bid is made jointly with the Purchaser. For the purposes hereof, "Portfolio Transactions" shall mean residential whole loan acquisition opportunities pursued by the Purchaser's Institutional Client Segment Portfolio Transaction Group and which represent loan pools containing loan characteristics or features that do not conform with program eligibility criteria specified within Purchaser's Client Guide.

11.  Commitment Fee

Seller shall pay the Purchaser $500,000.00 upon Purchaser's execution and delivery of this letter (the "Commitment Fee"). The Commitment Fee shall be reimbursed to the Seller upon the last to occur of the execution and delivery by all parties of the final documentation of all of the transactions contemplated by this Purchase Price and Terms Letter, and the purchase of the Mortgage Loans by the Purchaser. In the event that such final documentation has not been executed and delivered by all parties prior to the Termination Date, the Purchaser shall be entitled to retain the Commitment Fee as liquidated damages hereunder.

12.  Legal Fees; Costs

The Seller shall pay all reasonable out-of-pocket expenses of the Purchaser associated with the preparation, execution and delivery of this letter and all documents contemplated by this letter not to exceed $50,000. The Seller shall pay all delivery and recording costs, if any, associated with the sale, resale or repurchase of the Mortgage Loans between the Seller and the Purchaser.

13.  Termination of Obligations

In the event that the Purchaser shall fail to purchase the Mortgage Loans by the Closing Date for any reason whatsoever, all obligations pursuant to this Purchase Price and Terms Letter (other than the Purchaser's obligation to reimburse the Commitment Fee to the Seller in accordance with paragraph 11 herein) shall terminate.

14.  Survival; Governing Law

The parties acknowledge and agree that the provisions of this letter, other than paragraphs


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1 through 8 which shall be superseded by the Purchase Agreement, shall survive the Closing Date. This letter shall be construed in accordance with the laws of the State of Minnesota, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of Minnesota except to the extent preempted by Federal law.



[signatures commence on the following page]



Kindly acknowledge receipt of this confirmation by signing and promptly returning the enclosed duplicate of this letter on or before November 10, 1998. Your failure to return a countersigned duplicate of this letter to us within the time indicated shall give us the right, at our sole option, to declare the oral agreement confirmed hereby null and void.



Very truly yours,

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

By:   ___________________________________

Name: ___________________________________

Title:___________________________________

Receipt of this confirmation is

hereby acknowledged:

RESIDENTIAL FUNDING CORPORATION

By:    __________________________________

Title: __________________________________

Date:  __________________________________



EXHIBIT A

Mortgage Loan Characteristics

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EXHIBIT B

Excluded Warrants

     The 5,920,378 outstanding warrants (the "Warrants") issued in connection with the September 1997 initial public offering of Hanover Capital Mortgage Holdings, Inc. (the "Company"), each of which allows for the purchase of one share of Common Stock, par value $.01 per share (the "Common Stock") of the Company at a price of $15.00 per share of Common Stock and expires in September 2000, shall be excluded from the antidilution calculations otherwise called for by Section 9 of the Purchase Price and Terms Letter to which this Exhibit is attached.